EXHIBIT 99                                For more information call:
                                          Rick Van Warner
                                          407-628-3104
FOR IMMEDIATE RELEASE

          FLOBERG JOINS SHELLS SEAFOOD RESTAURANTS, INC.
                    AS DIRECTOR OF MARKETING


     TAMPA, FL, October 20, 2003 - Shells Seafood
Restaurants, Inc. (OTC Bulletin Board: SHLL) today announced that
Stacey L. Floberg has joined the company as Director of Marketing. Floberg, 33, will oversee all marketing activities for the 28-unit seafood restaurant chain.

     Floberg, who most recently served as Marketing Manager at Tyson Foods, Inc.'s foodservice division in Ft. Worth, TX, is relocating to the Tampa area. Before working at Tyson, Floberg was Senior Director of Marketing at Dallas-based Consolidated Restaurant Operations, Inc., the owner of such restaurant chains as El Chico, Spaghetti Warehouse, Good Eats and Cantina Laredo.

     "We are excited to add Stacey to our management team," said
Shells CEO Leslie Christon. "She has excellent, hands-on experience in various facets of restaurant marketing and will play a key role as we work to make Shells even better for our guests."

     Prior to her casual dining experience at Consolidated, Floberg was Director of Marketing at Pizza Inn. Before that she was a marketing coordinator for a large Boston Market franchisee in Dallas. The Saint Ambrose University graduate got her start as a territory consultant for Moose Bros. Food Systems, a division of Orion Food Systems, based in South Dakota.

     Shells manages and operates 28 full service, neighborhood seafood restaurants in Florida under the name "Shells". Shells restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, scallops, lobster, crab, and daily fresh fish specials, cooked to order in a variety of ways: steamed, sauteed, grilled, blackened and fried. Shells restaurants also offer a wide selection of signature pasta dishes, appetizers, salads and desserts.



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